Exhibit 2

JOINT FILING AGREEMENT

This Joint Filing Agreement, entered into and effective as of July 28, 2011, is made by and among Ironridge Global IV, Ltd., a British Virgin Islands business company, Ironridge Global III, LLC, a Delaware limited liability company, Ironridge Global Partners, LLC, a Delaware limited liability company, Brendan T. O’Neil, Richard H. Kreger and John C. Kirkland (each, a “Filer” and, collectively, the “Filers”) pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

 Each of the Filers hereby acknowledges and agrees that the foregoing statement on Schedule 13G is filed on behalf of each of the Filers and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the Filers without the necessity of filing additional joint filing agreements. Each Filer acknowledges that such Filer shall be responsible for the timely filing of such amendments and for the completeness and accuracy of the information concerning such Filer contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any of the other Filers, except to the extent that such Filer knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

This Joint Filing Agreement may be terminated by any of the Filers upon written notice to the other Filers.

Dated:           July 28, 2011                                                                IRONRIDGE GLOBAL IV, LTD.

By:  /s/ David Sims
Name:  David Sims
Its:  Vice President

Dated:           July 28, 2011                                                                IRONRIDGE GLOBAL III, LLC

By:  /s/ Richard H. Kreger
Name:  Richard H. Kreger
Its:  Managing Director

Dated:           July 28, 2011                                                                IRONRIDGE GLOBAL PARTNERS, LLC

By:  /s/ Keith Coulston
Name:  Keith Coulston
Its:  Vice President

Dated:           July 28, 2011                                                                /s/  Brendan T. O’Neil
Brendan T. O’Neil

Dated:           July 28, 2011                                                                /s/  Richard H. Kreger
Richard H. Kreger

Dated:           July 28, 2011                                                                /s/  John C. Kirkland
John C. Kirkland